                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 10-QSB

         [ X ] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                  For the fiscal quarter ended March 31, 2000

        [  ]  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934      [NO FEE REQUIRED]
          For the transition period from ____________ to ____________

                       Commission file number   0-24687

                         INFORUM COMMUNICATIONS, INC.
            ------------------------------------------------------
            (Exact Name of Registrant as Specified in its Charter)

     Colorado                                          84-1360029
----------------------------                      ------------------------
(State or other jurisdiction                          (I.R.S. Employer
of incorporation or organization)                    Identification No.)

         600 South Cherry Street, Suite 400, Denver, Colorado    80246
      ------------------------------------------------------------------
           (Address of principal executive offices)       (Zip Code)

     Registrant's telephone number, including area code:   (303) 316-0400

                         SKYLYNX COMMUNICATIONS, INC.
             -----------------------------------------------------
             (Former Name or Address if Changed Since Last Report)

Check whether the Issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the Issuer was required to file such reports), and (2) has been
subject to filing requirements for the past 90 days.  Yes [X]   No [  ]

              APPLICABLE ONLY TO ISSUERS INVOLVED IN BANKRUPTCY
                  PROCEEDINGS DURING THE PRECEDING FIVE YEARS

Check whether the Registrant has filed all documents and reports required to be filed by Sections 12, 13, or 15(d) of the Exchange Act after the
distribution of securities under a plan confirmed by a court.    Yes [  ]
No [ ]

                     APPLICABLE ONLY TO CORPORATE ISSUERS

As of May 19, 2000, the Company had 20,363,152 shares of its $0.001 par value common stock outstanding.

Transitional Small Business Disclosure Format (Check one).  Yes [ ] No [X]

                                     INDEX


PART I.   FINANCIAL INFORMATION
                                                              Page
Item 1.   Financial Statements

     Condensed Consolidated Balance Sheet as of March 31, 2000   4

     Condensed Consolidated Statements of Operations for the
     three month periods ended March 31, 2000 and 1999           5

     Condensed Consolidated Statements of Cash Flows for the
     three month periods ended March 31, 2000 and 1999           6

     Notes to Condensed Consolidated Financial Statements        7

Item 2. Management's discussion and analysis of financial condition and results of operations

     Results of Operations                                      11

     Liquidity and Capital Resources                            12

     Year 2000 Issues                                           12

PART II.  OTHER INFORMATION

Item 1.   Legal Proceedings                                     13

Item 2.   Changes in Securities                                 13

Item 3.   Defaults Upon Senior Securities                       13

Item 4.   Submission of Matters to a Vote of Security Holders   14

Item 5.   Other Information                                     14

Item 6.   Exhibits and Reports on Form 8-K                      14

ITEM 1.   FINANCIAL STATEMENTS

Forward-Looking Statements

     Certain statements made in this Form 10-QSB are "forward looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the plans and objectives of management for future operations. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The forward-looking statements made in this Report are based on current expectations that involve numerous risks and uncertainties. The Company's plans and objectives are based, in part, on assumptions involving the growth and expansion of business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that its assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements made in this Report will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements made in this Report, particularly in view of the Company's early state of operations, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

                INFORUM COMMUNICATIONS, INC. AND SUBSIDIARIES
                     f/k/a  SKYLYNX COMMUNICATIONS, INC.
            CONDENSED CONSOLIDATED BALANCE SHEET -- MARCH 31, 2000

     ASSETS
     ------
CURRENT ASSETS:
  Cash                                            $8,502,609
  Accounts receivable, net                           493,658
  Prepaid expenses and other current assets          501,172
                                                 ------------
     Total current assets                          9,497,439

PROPERTY AND EQUIPMENT, net                        3,539,186

GOODWILL AND INTANGIBLE ASSETS, net of accumulated
  amortization of $3,295,056                      12,720,724

INVESTMENT IN SUBSIDIARY                             750,000
                                                 ------------
     Total assets                                 $26,507,349
                                                 ============

     LIABILITIES AND STOCKHOLDERS' EQUITY
     ------------------------------------

CURRENT LIABILITIES:
  Accounts payable and accrued liabilities        $2,454,365
  Deferred revenue                                 1,219,892
  Obligations under capital leases, current          642,885
  Dividends payable on preferred stock               285,796
                                                 ------------
     Total current liabilities                     4,602,938

OBLIGATIONS UNDER CAPITAL LEASES                     321,527
     Total liabilities                             4,924,465
                                                 ------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Convertible preferred stock, Series A            1,017,630
  Convertible preferred stock, Series C            2,327,748
  Convertible preferred stock, Series D-1          1,137,261
  Convertible preferred stock, Series F           12,639,145
  Common stock                                        19,387
  Additional paid-in capital                      76,659,880
  Accumulated deficit                            (72,218,167)
     Total stockholders' equity                   21,582,884
                                                 ------------
     Total liabilities and stockholders' equity   $26,507,349
                                                 ============


The accompanying notes are an integral part of this consolidated balance sheet.


                 INFORUM COMMUNICATIONS, INC. AND SUBSIDIARIES
                     f/k/a  SKYLYNX COMMUNICATIONS, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
          FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 2000, AND 1999

                                             2000           1999
                                           -----------    -----------
REVENUES                                 $  2,188,538   $     67,888
COST OF SERVICES                              909,088              -
DEPRECIATION AND AMORTIZATION               1,498,022        148,757
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES                                  3,903,564      3,211,849
                                           -----------    -----------

OPERATING LOSS                             (4,122,136)    (3,292,718)

OTHER INCOME (EXPENSE)
        NET INTEREST (EXPENSE) INCOME        (627,137)         2,895
        LOSS ON SALE OF FIXED ASSETS         (614,869)             -
                                           -----------    -----------
TOTAL OTHER INCOME (EXPENSE)               (1,242,006)         2,895

NET LOSS BEFORE PROVISION FOR INCOME
  TAXES                                    (5,364,142)    (3,289,823)

PROVISION FOR INCOME TAXES                          -              -
                                           -----------    -----------

NET LOSS                                   (5,364,142)    (3,289,823)

PREFERRED STOCK DIVIDENDS                  (4,200,376)      (239,642)

ACCRETION OF BENEFICIAL CONVERSION
FEATURE OF PREFERRED STOCK                (16,662,939)      (138,442)
                                          ------------    -----------

NET LOSS AVAILABLE TO COMMON
  STOCKHOLDERS                           $(26,227,457)   $(3,667,907)

NET LOSS PER SHARE-BASIC AND DILUTED           $(1.56)        $(0.35)

SHARES USED IN COMPUTING NET LOSS
PER SHARE-BASIC AND DILUTED                16,762,375     10,572,168



The accompanying notes are an integral part of these consolidated statements.

                 INFORUM COMMUNICATIONS, INC. AND SUBSIDIARIES
                     f/k/a  SKYLYNX COMMUNICATIONS, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
          FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 2000 AND 1999

                                            2000           1999
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                 $ (5,364,142)  $ (3,289,823)
Adjustments to reconcile net loss to
  net cash used in operating activities -
  Common stock issued for services            286,463      1,971,209
  Depreciation and amortization             1,498,022        148,801
  Loss on disposal of property and
     equipment                                627,763
  Imputed interest expense on convertible
     debt                                     641,012
  Changes in operating assets and
     liabilities, excluding effects of
     purchases of assets                    1,068,082       (248,959)
                                         -------------  -------------

Net cash used in operating activities      (1,242,800)    (1,418,772)
                                          ------------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment      (1,250,922)      (138,302)
Purchase of subsidiaries, net of cash
  acquired                                 (2,800,982)      (497,928)
                                          ------------   ------------
Net cash used in investing activities      (4,051,904)      (636,230)
                                          ------------   ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuance of preferred
  stock, net of offering costs             11,898,266       1,256,271
Proceeds from the issuance of common
  stock                                       180,546        232,939
Proceeds from the conversion of Series A
  warrants                                          -        506,232
Deposits on unissued shares                         -        440,000
Principal payments on obligations under
  capital leases                             (225,374)             -
Reimbursement of deposits on unissued
  shares                                            -        (50,000)
Principal repayments of notes payable          (4,107)             -
                                          ------------   ------------

Net cash provided by financing activities               11,849,331
2,385,442
                                          ------------   ------------

NET INCREASE IN CASH                        6,554,627        330,440

CASH, beginning of period                   1,947,982        512,925
                                          ------------   ------------

CASH, end of period                      $  8,502,609   $    843,365
                                         =============  =============

Property and equipment acquired under
  capital leases                         $    138,721   $          -
Common stock issued for purchase of
  subsidiaries                           $  1,745,329   $    299,547
Shares issued on deposits                $          -   $    503,068


 The accompanying notes are an integral part of these consolidated statements.

                 INFORUM COMMUNICATIONS, INC. AND SUBSIDIARIES
                     f/k/a  SKYLYNX COMMUNICATIONS, INC.
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                           MARCH 31, 2000, AND 1999


1.   BASIS OF PRESENTATION AND NAME CHANGE:
     -------------------------------------

     Prior to June 30, 1999, the condensed consolidated financial statements were presented in accordance with Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises."

     As of April 26, 2000, pursuant to shareholder approval, SkyLynx Communications, Inc. changed its corporate name to Inforum
     Communications, Inc.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
     ------------------------------------------

     The accompanying unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations. In the opinion of the Company's management, these unaudited condensed consolidated financial statements contain all adjustments that are necessary to present fairly the financial position as of March 31, 2000, and the results of operations for the three-month periods ended March 31, 2000 and 1999. All such adjustments are of a normal, recurring nature.

     It is suggested that these condensed consolidated financial statements be read in conjunction with the financial statements and the notes thereto included in the Company's Form 10-KSB.

3.   LIQUIDITY:
     ---------

     The Company has incurred operating losses since inception, including the three-month periods ended March 31, 2000 and 1999. At April 10, 2000, the Company had cash on hand of approximately $8 million. Although the Company believes that its current cash on hand plus the cash flow generated by its Internet service providers will be sufficient to fund existing operations through the remainder of the fiscal year, if the Company chooses to pursue additional acquisitions, expand the range of Internet related services it offers, or otherwise changes its strategy, it will likely be required to issue additional equity or debt. There can be no assurance that such equity or debt financing will be available to the Company, or that it will be available on terms acceptable to the Company. Further, any additional equity financing may be dilutive to existing shareholders, and any debt financing may involve pledging all or some of the Company's existing assets and may contain restrictive covenants with respect to raising future capital and other financial and operational matters. The Company has been advised by its independent certified public accountants that, if this contingency has not been resolved prior to the completion of their audit of the Company's financial statements for the year ending December 31, 2000, their auditors' report on those financial statements may be modified for that contingency.

4.   PURCHASE OF ASSETS:
     ------------------

     On February 11, 2000, the Company acquired substantially all of the capital stock of Alternate Access, Inc. The acquisition was accounted for as a purchase and has been reflected in the Company's condensed consolidated financial statements from the date of acquisition. The consideration paid for this transaction consisted of $1.95 million in cash, 480,509 shares of the Company's common stock with a fair value of $1,531,624, and an additional 203,922 shares that have been escrowed for six months from the purchase date to secure any obligations of the seller. Goodwill and intangible assets resulting from the purchase are stated net of accumulated amortization, and amortization is provided using the straight-line method over three years.

     In connection with the acquisition of Alternate Access, Inc., the Company also obtained the right to acquire up to 30% equity ownership in PDGT.COM, Inc. for a total purchase price of $1,150,000. On February 11, 2000, the Company acquired 419 shares of the outstanding capital stock of PDGT.COM for $750,000 for an equity ownership of 21.8%. This investment is accounted for under the equity method. The remaining 224 shares of the outstanding capital stock will be purchased by the Company for $400,000 ten days after the date PDGT.COM's revenues for the preceding month equal to or exceeding $25,000. If PDGT.COM does not earn $25,000 in revenues within 12 months of the original purchase date, the agreement for the remaining 224 shares of capital stock terminates.

     On February 11, 2000, the Company purchased certain assets of Planetlink Corporation, Inc. d/b/a Inforum Communications. The acquisition was accounted for as a purchase and has been reflected in the Company's condensed consolidated financial statements from the date of acquisition. The consideration paid in this transaction consisted of $237,450 in cash, 67,045 share of the Company's common stock with a fair value of $213,705, and an additional 7,449 shares that have been escrowed for one year from the purchase date to secure any obligations of the seller. Goodwill and intangible assets resulting from the asset purchase are stated net of accumulated amortization, and amortization is provided using the straight-line method over three years.

5.   PREFERRED STOCK:
     ---------------

     Series D

     In March 2000, the Company changed the conversion price of the issued and outstanding shares of Series D convertible preferred stock from a floating rate with a floor of $3.00 per share to a fixed rate of $1.00 per share. This was effected by exchanging all of the outstanding shares of Series D convertible preferred stock for an identical number of shares of Series D-1 convertible preferred stock. Other than the conversion price, the rights, preferences, and privileges of the Series D-1 convertible preferred stock are substantially the same as those of the Series D convertible preferred stock.

     The Company recorded a beneficial conversion feature of $3,510,065 related to this exchange, which was fully accreted as of March 31, 2000. The total excess of the fair value of the conversion feature of the Series D-1 convertible preferred stock over that of the Series D convertible preferred stock was $11,100,000.

     Series F

     In February 2000, the Company sold 15,316 shares of Series F convertible preferred stock for $1,000 per share.

     The Company's Series F convertible preferred stock has a par value of $0.01 per share. Each share of preferred stock is convertible into 1,000 shares of the Company's common stock, subject to adjustments. The preferred stock may be converted at the option of the Series F investor or it will automatically convert upon the third anniversary of the date of issue. The preferred stock has a liquidation preference of $1,000 per share.

     On February 11, 2000, the Company issued two warrants to H.C.Wainwright, exercisable to purchase an aggregate of 500,000 shares of the Company's common stock at the following exercise prices: (i) with respect to 400,000 shares, an exercise price of $0.01 per share, in connection with their role as placement agent in the Series F convertible preferred stock financing; and (ii) with respect to 100,000 shares, an exercise price of $3.00 per share, in connection with their role as placement agent in the November 1999 convertible loan transaction.

     The Company recorded a beneficial conversion feature of $12,639,145 related to its Series F convertible preferred stock, which was fully accreted as of March 31, 2000. The total excess of fair value over the conversion price at the date of grant was $30,632,000.

     On March 1, 2000, the Company issued a warrant to purchase 1,000,000 shares of the Company's common stock at an exercise price of $0.01 per share to one investor as consideration for such investor having participated as the lead investor in the Series F convertible preferred stock financing. The fair value of this warrant, $3,741,756, is reflected as a dividend in the accompanying unaudited condensed consolidated statements of operations for the three months ended March 31, 2000.

6.   COMMON STOCK OFFERINGS:
     ----------------------

     On January 31, 1999, the Company issued and sold 263,158 units to one investor at a price of $1.90 per unit, for aggregate consideration of $500,000. Each unit sold in this offering consisted of one share of the Company' s common stock, one warrant exercisable for three years to purchase one additional share of common stock at a price of $6.00 per share, and one warrant exercisable for three years to purchase an additional share of common stock at an exercise price of $8.00 per share. Both warrants associated with the unit purchase made by the investor in January 31, 1999 were subsequently cancelled in 2000 and re-issued by the Company as a warrant to purchase 526,316 shares of common stock of the Company at an exercise price of $4.00, which expires three years from the date of the initial purchase of the units described above.

7.   SALE OF ASSETS:
     --------------

     On February 8, 2000, the Company sold all of the assets of Inforum Communications (Sarasota), Inc., a wholly-owned subsidiary of the Company, to LineShark Communications, an affiliate of a major stockholder for $112,156. The Company also issued 164,300 options to employees of LineShark Communications in connection with this transaction. The loss on the sale was approximately $452,911.

     On March 7, 2000, the Company entered into a sublease assignment, assumption, and asset sale agreement with Sky Desk, Inc. an affiliate of a former employee. The Company sold all of the assets at the premises of the Network Operating Center in consideration for Sky Desk, Inc. assuming the lease on the premises and the liabilities for invoices related to those assets sold for which the Company had not yet paid. The loss on the sale was approximately $173,000.

8.   PRO FORMA RESULTS OF OPERATIONS:
     -------------------------------

     The following pro forma condensed consolidated statement of operations for the three-month period ended March 31, 2000, includes the results of the Company and Alternate Access, Inc. as if the acquisition had occurred as of January 1, 2000.

     The following pro forma condensed consolidated statement of operations for the three-month periods ended March 31, 1999, includes the results of the Company and Interaccess Corporation, Simply Internet, Inc., Net Asset, LLC, CalWeb Internet Services, Inc. Inficad Computing and Design, LLC, and Alternate Access, Inc. as if the acquisitions had occurred as of January 1, 1999.

     The pro forma condensed consolidated statements of operations may not be comparable to, and may not be indicative of, the Company's post-acquisition results of operations.



                                        Three-month Period Ended March 31,
                                        ----------------------------------
                                             2000           1999
                                             ----           ----
     Revenue                            $  2,375,453        $    623,717
     Net loss available to common
          stockholders                  $ 26,136,334        $  3,671,151
     Net loss per share-basic and
          diluted                       $       1.52        $       0.33
     Shares used in computing net
          loss per share-basic
          and diluted                     17,182,790          11,265,988


ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

     For the three-month period ended March 31, 2000, the Company's revenues from operations increased to $2,188,538 from $67,888 for the three-month period ended March 31, 1999. The increase was primarily the result of the acquisition of ten Internet Service Provider's ("ISP's") between January 1, 1999 and February 11, 2000 and the customer and revenue growth experienced by those businesses during the three-month period ended March 31, 2000. The Company's revenues from operations consist primarily of customer revenues received for Internet access services, equipment set-up and installations, web hosting and design services and security related services. The Company earns access revenues primarily from subscriptions from its customers for Internet connection and access. The subscription fees paid by customers vary among the Company's ISP's and by the billing plans offered by a particular ISP.

      For the three-month period ended March 31, 2000, the cost of revenues was $909,088. The Company had no cost of revenues for the three-month period ended March 31, 1999. Cost of revenues consists primarily of data transport and backhaul charges paid to various telecommunications providers in order to provide Internet services to customers.

     For the three-month period ended March 31, 2000, selling, general and administrative expenses increased to $3,903,564 from $3,211,849 for the three-month period ended March 31, 1999. This increase was primarily the result of the costs associated with the acquisition of two ISP's during the period, the ongoing operating costs associated with the existing customer base of the Company's ISP operations, the costs associated with the growth of the Company's customer and revenue base and the costs associated with providing additional services to existing and new customers. The Company's primary operating costs include employee salaries and benefits, non-capital equipment costs, office rent and utilities, customer service and technical support costs and the sales and marketing costs associated with acquiring new customers, including bonuses, sales commissions and advertising. Included in the selling, general, and administrative expenses for the three-month period ended March 31, 2000, are non-cash charges of $286,000, resulting from the issuance of stock options and common stock warrants to consultants and professional services vendors and from the issuance of common stock warrants to the Company's placement agent in connection with the series F convertible preferred stock financing.

     For the three-month period ended March 31, 2000, depreciation and amortization increased to $1,498,022 from $148,757 for the three-month period ended March 31, 1999. This increase was primarily the result of depreciation of fixed assets and amortization of goodwill associated with the Company's acquisitions of its ISP operations.

     For the three-month period ended March 31, 2000, other expenses were $1,242,006, as compared to a gain of $2,895 for the three-month period ended March 31, 1999. Included in other expenses for the three-month period ended March 31, 2000 are interest expense of $627,137 and a loss on the sale of fixed assets of $614,869, of which $452,911 was a non-cash charge associated with the cancellation and re-issuance of stock options to three former employees who are officers or directors of an entity that acquired certain fixed assets from the Company.

     The Company's activities for the three-month period ended March 31, 2000 resulted in a net loss of $5,364,142, as compared to a net loss of $3,289,823 for the three-month period ended March 31, 1999.

Liquidity and Capital Resources

     The Company funds its working capital requirements principally from the proceeds of private equity financings and from internally generated funds from its ISP operations. During the three-month period ended March 31, 2000, the Company raised $13,366,000 through the sale of its series F convertible preferred stock. The Company has used the proceeds of this financing to fund the cash portion of two acquisitions, as well as to fund the Company's operating deficits.

     The Company anticipates that its current cash on hand plus the cash flow from its ISP operations will be sufficient to fund existing operations through the remainder of the fiscal year. However, the Company expects to expand the range of Internet related services it offers, such as security services and web hosting and design services, and to possibly make additional acquisitions. These activities will likely require the use of the Company's cash on hand, cash from the ISP operations and the issuance of additional equity, debt or both. There can be no assurance that such equity or debt financing will be available to the Company, or, if available, on terms acceptable to the Company. Any additional equity financing may be dilutive to our existing shareholders and any debt financing may involve pledging some or all of our assets and may contain restrictive covenants with respect to raising future capital and other financial and operational matters. If the Company is unable to obtain necessary additional capital, it may not be able to fully execute its business strategy or may be required to reduce its operations, which could have a material adverse effect on its business, financial condition or results of operations.

Year 2000 Issues

     Many existing computer systems and applications currently use two-digit date fields to designate a particular year. Date sensitive systems and applications may recognize the year 2000 as 1900 or not at all. The inability to recognize or properly treat the year 2000 issue may cause computer systems and applications to incorrectly process critical information and operational information. During 1999, the Company undertook an effort to identify and correct any potential year 2000 issues that may have existed with its information systems, suppliers and facilities. As of the date of this report, the year 2000 issue has not materially affected the Company's business. The Company intends to continue to monitor the impact of the year 2000 issue on its business throughout the year ended December 31, 2000. There can be no assurance that the year 2000 issue will not adversely affect the Company's business, financial condition or result of operations in future periods.

PART II.  OTHER INFORMATION

Item 1.   Legal Proceedings

     None other than as previously disclosed.

Item 2.   Changes in Securities

     See Notes 5 and 6 to Financial Statements.

Item 3.   Default Upon Senior Securities

     None.

Item 4.   Submission of Matters to a Vote of Security Holders

     None.

Item 5.   Other Information

     None.

Item 6.   Exhibits and Reports on Form 8-K

     Exhibits:

     None.

     Reports on Form 8-K:

     Current Report on Form 8-K dated February 11, 2000
          Item 2:  Acquisition of Assets
          Item 5:  Financial Statements and Exhibits

     Current Report on Form 8-K dated April 26, 2000
          Item 5:  Other Events

                                   SIGNATURE

     In accordance with the requirements of the Securities and Exchange Act, the Registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              SKYLYNX COMMUNICATIONS, INC.



Dated: May 19, 2000           By:  /s/ Jeffery A. Mathias
                                   ----------------------------------
                                   Jeffery A. Mathias, President


Dated: May 19, 2000           By:  /s/ James Maurer
                                   ----------------------------------
                                   James Maurer, Chief Financial Officer